UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2008

GFR PHARMACEUTICALS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-27959
(Commission File Number)

77-0517964

(I.R.S. Employer Identification No.)

99 Yan Xiang Road, Biosep Building
Xi An, Shaan Xi Province, P. R. China 710054
(Address of Principal Executive Offices) (Zip Code)

(8629) 8339-9676
(Registrant's Telephone Number, Including Area Code)

Copies to:
McLaughlin & Stern, LLP
260 Madison Ave., 18th Floor
New York, NY 10016
Attn: Steven W. Schuster

This Current Report on Form 8-K is filed by GFR Pharmaceuticals Inc., a Nevada corporation, in connection with the items described below.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 17, 2008, Guo Li An resigned from his position as Director and Chairman of the Board of Xi’an Jiaoda Bao Sai Bio-technology Co., Ltd. (“Bao Sai”) effective immediately. Bao Sai is a 96.77% owned subsidiary of the Company. The resignation of Mr. Li An comes as the result of his poor health condition and was not a result of any disagreements with the Company. The Board of Directors accepted the resignation of Mr. Li An during a special meeting on November 17, 2008. During this meeting, the Board of Directors appointed Mr. Zhao Yan Ding, who is currently the Chief Executive Officer and a Director of the Company, as temporary Chairman of the Board of Bao Sai, until such time as a new Chairman of the Board can be appointed.

Mr. Zhao Yan Ding is Chief Executive Officer and Director of the Company, and will now serve as the new Chairman of the Board of Bao Sai. Mr. Yan Ding holds a degree as a senior engineer. His previous work experience includes Xi'an Herbal Medicine Company, where he worked in the Administration and Marketing Department from 1997 to 2001, and was promoted to advanced staff within two years. In 2001, he joined Xi'an Rising Bio-sep Bio-technique Co., Ltd. in the Researches & Production Department. Mr. Yan Ding also worked for Zhejiang Haikang Bio-Products Co., Ltd, establishing their bio research department. From 2003 to the present, Mr. Yan Ding has worked with the Xi'an Bio-sep Bio-technique Co., Ltd. as their chief of research and the supervisor of the company.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

17.1	Letter of Resignation from Guo Li An dated November 17, 2008 (Chinese original)
17.2	Letter of Resignation from Guo Li An dated November 17, 2008 (English translation)

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFR Pharmaceuticals, Inc.

DATED: November 18, 2008	By:	/s/ Zhao Yan Ding
Zhao Yan Ding Chief Executive Officer